Exhibit 10.36

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of August 14, 2016, by and between Alpine Immune Sciences, Inc., a Delaware corporation (“Company”), and Dr. Stanford Peng, MD, an individual (“Executive”).  Each of Company and Executive may be referred to individually as a “party” or collectively as the “parties.”

WITNESSETH:

WHEREAS, the parties are entering into this Agreement in order to set forth the terms and conditions under which the Executive shall be employed by Company.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1Employment; Effective Date.  Executive’s employment with the Company shall commence as of September 6, 2016 (the “Effective Date”).  Effective as of the Effective Date, and continuing until the time set forth in Article 2 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.

1.2Position.  From and after the Effective Date, Company shall employ Executive as the Chief Medical Officer of Company, reporting to the CEO of Company.

1.3Duties and Services.  Executive agrees to serve Company as the Chief Medical Officer, and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time.  Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

1.4Other Interests.  Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Company’s board of directors (the “Board”), which consent shall not be unreasonably withheld.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in charitable and civic pursuits without the consent of the Board, as long as Executive is not actively involved in the operation of such businesses and such pursuits do not conflict with the business and affairs of Company or its affiliates or interfere with Executive’s performance of his duties hereunder, which shall be in the determination of the Board whose approval shall not be unreasonably withheld.

1.5Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company.  In keeping with such duty, Executive

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shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 2

TERM AND TERMINATION OF EMPLOYMENT

2.1Term.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless earlier terminated as provided in paragraph 2.2.  The employment term hereunder shall automatically be extended for successive one (1)-year periods commencing with the third (3rd) anniversary of the Effective Date (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless earlier terminated in accordance with this Agreement.

2.2Company’s Right to Terminate.  Notwithstanding the provisions of paragraph, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)upon Executive’s death;

(ii)upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder for ninety (90) or more days (whether or not consecutive) out of any consecutive one hundred eighty (180)-day period, unless any of the days would constitute leave under the Family and Medical Leave Act;

(iii)for “Cause,” which shall mean Executive has (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him hereunder; (B) refused without proper reason to perform the reasonable and lawful duties and reasonable and lawful responsibilities required of him hereunder causing material injury to the Company or its affiliates (monetarily or otherwise), and failed to cure such breach (in the event that such breach is capable of being cured) within thirty (30) days following written receipt of notice from the Company setting forth in reasonable detail the nature of such breach; (C) materially breached any provision of this Agreement and failed to cure such breach (in the event that such breach is capable of being cured) within thirty (30) days following receipt of notice from the Company setting forth in reasonable detail the nature of such breach; (D) willfully engaged in conduct that is materially injurious to Company or its affiliates (monetarily or otherwise); (E) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate); or (F) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony; or

(iv)at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board.

2.3Executive’s Right to Terminate.  Notwithstanding the provisions of paragraph, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i)for “Good Reason,” which shall mean, in connection with or based upon, without Executive’s consent, (A) a material diminution in Executive’s Base Salary (as defined below),

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other than in connection with an across the board salary reduction or deferral that applies proportionately to all employees of the Company in conjunction with a capital shortfall; (B) a material diminution in Executive’s responsibilities, duties or authority, including a diminution in Executive’s job title or reporting relationship (provided that a change in the CEO shall not constitute a diminution in reporting relationship); or (C) a material breach by Company of any material provision of this Agreement; or

(ii)at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

2.4Notice of Termination.  If Company desires to terminate Executive’s employment hereunder at any time it shall do so by giving a thirty (30)-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided, however, that that no such action shall alter or amend any other provisions hereof or rights arising hereunder; and provided, further, however, that the Company may terminate Executive’s employment relationship with the Company immediately upon written notice to Executive in the event the Company terminates Executive’s employment for Cause and no cure period applies.  If Executive desires to terminate his employment hereunder at any time he shall do so by giving a thirty (30)-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided, however that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  In the case of any notice by Executive of his intent to terminate his employment hereunder for Good Reason, Executive shall provide Company with notice of the existence of the condition(s) constituting the Good Reason within thirty (30) days after the initial existence of such condition(s) and Company shall have thirty (30) days following Executive’s provision of such notice to remedy such condition(s). If Company remedies the condition(s) constituting the Good Reason within such thirty (30)-day period, then Executive’s employment hereunder shall continue and his notice of termination shall become void and of no further effect.  If Company does not remedy the condition(s) constituting the Good Reason within such thirty (30)-day period, Executive’s employment with Company shall terminate on the date that is thirty-one (31) days following the date of Executive’s notice of termination and Executive shall be entitled to receive the payments and benefits described in paragraph 4.3.

2.5Deemed Resignations.  Unless otherwise agreed and approved by the Board, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and if applicable, an automatic resignation of Executive from the Board and from the board of directors or similar governing body of any affiliate of Company, and an automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1Base Salary.  During the Term, the Executive shall receive an initial base salary at a rate of U.S. Three Hundred Seventy Five Thousand Dollars (U.S. $375,000) per annum, and such salary shall be paid in accordance with the customary payroll practices of the Company, subject to annual review by the Board in its sole discretion (the “Base Salary”).

3.2Initial Stock Option Grant.  In connection with the commencement of Executive’s employment relationship with the Company, the Company will recommend that the Board grant

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Executive an option (the “Option”) to purchase up to Three Hundred Twenty Five Thousand (325,000) shares of the Company’s Common Stock (the “Common Stock”), subject to approval of the Board of Directors and to the terms of the Company’s 2015 Stock Plan and Stock Option Agreement, with an exercise price per share equal to the fair market value of the Common Stock on the date of grant (as determined in good faith by the Board of Directors).  Unless otherwise determined by the Board of Directors, the Option will vest as follows:

(i)Vesting Schedule.  One-fourth (1/4th) of the Option shall vest and become exercisable on the twelve (12)-month anniversary of the Effective Date, and one thirty-sixth (1/36th) of the remaining number of shares shall vest each month thereafter, such that one hundred percent (100%) of the shares subject to the Option shall be vested and exercisable as of the four (4) year anniversary of the Effective Date.  Subject to the provisions of Section 3.2(ii) below, continued vesting of the Option will stop on the date Executive’s employment or consulting relationship with the Company is terminated.

(ii)Double Trigger Acceleration.  In the event of a Change of Control (as defined below), if: (1) Executive is terminated without Cause by the Company or the successor corporation or a parent or subsidiary of such successor corporation of the Company (the “Successor Corporation”) within the ninety (90) day period prior to the consummation of the Change of Control transaction or within twelve (12) months following consummation of the Change of Control transaction; or (2) Executive terminates his or her employment or consulting relationship with the Company or the Successor Corporation, each as applicable, for Good Reason within the ninety (90) day period prior to the consummation of the Change of Control transaction or within twelve (12) months following consummation of the transaction, then the Option or any cancelled, assumed, or substituted Option held by Executive in lieu of the Option at the time of Executive’s termination shall become fully accelerated and fully vested immediately prior to the effective date of termination.  As used herein, “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any stock sale, merger, or consolidation of the Company with or into another corporation or business entity other than a stock sale, merger, or consolidation in which the holders of more than fifty percent (50%) of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; provided, however, that a bona fide equity financing by the Company will not be deemed to be a Change of Control.

3.3Subsequent Grants.  Subject to the discretion of the Board of Directors, Executive shall be eligible to receive future grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

3.4Benefit Plan Eligibility.  Executive shall be entitled to: (i) participate in the Company’s healthcare coverage plan and 401(k) or similar retirement plan; and (ii) receive paid vacation and sick leave, with levels to be determined by the Company’s Board (or, if established, the Compensation Committee), all upon the same terms as such benefits are made available to other senior executives of the Company.

3.5Reimbursement of Expenses.  Executive shall be entitled to payment or reimbursement of all reasonable, ordinary, and necessary business expenses incurred by Executive in the performance of his responsibilities and the promotion of the Company’s business, including but not limited to professional expenses such as memberships and medical licensing, provided that those expenses are

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consistent with Company policy and limits.  Executive shall submit to the Company periodic statements of all expenses so incurred.  Subject to such reviews as the Company may deem necessary, the Company shall reimburse Executive the full amount of any such expenses advanced by him in the ordinary course of business.

ARTICLE 4

EFFECT OF TERMINATION ON COMPENSATION

4.1In General.  Upon a termination of Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of Executive’s Base Salary through the date of termination not theretofore paid; any unpaid expense reimbursements owed to the Executive under paragraph 3.5; and any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under paragraph 3.4 (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Except as otherwise provided in this Article 4, all of Executive’s rights to salary, fringe benefits and other compensation hereunder shall cease upon such date of termination, other than those expressly required under applicable law.

4.2Termination by Company.  If Executive’s employment hereunder shall be terminated by Company at any time for reasons other than those provided in Sections 2.2(i), (ii), or (iii), then Company shall: (a) provide Executive with a cash payment equal to one-fourth (1/4th) of Executive’s Base Salary at the rate in effect under paragraph 3.1 on the date of such termination; (b) provide for the participation of Executive and/or his dependents, as applicable, in the Company’s medical and dental benefits in which they are enrolled at the time of such termination for a period of three (3) months following the termination date of Executive’s employment, at Company’s expense, to the extent that such continuation is permitted at the time of such termination under the terms of such Company benefit plans and insurance arrangements, and if such continuation is not permitted then Company shall reimburse Executive for the cost of Executive procuring the same or substantially similar benefits himself, unless Executive is otherwise eligible to receive benefit coverage of a roughly equivalent nature by virtue of his employment with any subsequent employer; and (c) accelerate the vesting of Executive’s Option by a period of twelve (12) months, provided Executive agrees to remain reasonably available to consult with the Company, on an as needed as requested basis, for a period of twelve (12) months, on any issues reasonably requested by Company. Subject to paragraph 4.4, any cash payment due to Executive in accordance with this section shall be paid to Executive in three equal monthly installments over the three month period following the date of Executive’s termination of employment with Company.

4.3Termination by Executive. If Executive’s employment hereunder shall be terminated by Executive for Good Reason, then Company shall: (a) provide Executive with a cash payment equal to one-fourth (1/4th) Executive’s Base Salary at the rate in effect under paragraph 3.1 on the date of such termination; (b) provide for the participation of Executive and/or his dependents, as applicable, in the Company’s medical and dental benefits in which they are enrolled at the time of such termination for a period of three (3) months following the termination date of Executive’s employment, at Company’s expense, to the extent that such continuation is permitted at the time of such termination under the terms of such Company benefit plans and insurance arrangements, and if such continuation is not permitted then Company shall reimburse Executive for the cost of Executive procuring the same or substantially similar benefits himself, unless Executive is otherwise eligible to receive benefit coverage of a roughly equivalent nature by virtue of his employment with any subsequent employer; and (c) accelerate the vesting of Executive’s Option by a period of twelve (12) months, provided Executive agrees to remain reasonably available to consult with the Company, on an as needed as requested basis, for a period of

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twelve (12) months, on any issues reasonably requested by Company. Subject to paragraph 4.4, any cash payment due to Executive in accordance with this section shall be paid to Executive in three equal monthly installments over the three month period following the date of Executive’s termination of employment with Company.

4.4Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of the additional termination payments and benefits under paragraph 4.2 or 4.3 hereof, as applicable, Executive shall first execute a release, in the form established by the Board, releasing the Board, Company, and Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, owners, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement. Executive shall provide such release no later than thirty (30) days after the date of his termination of employment with Company and, as a condition to Company’s obligation to provide the additional termination payments and benefits in accordance with paragraphs 4.2 and 4.3, Executive shall not revoke such release. The performance of Company’s obligations hereunder and the receipt of any termination payments and benefits provided under paragraphs 4.2 and 4.3 shall constitute full settlement of all such claims and causes of action, subject to the limitations set forth above.

4.5Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

4.6Section 409A Matters.  Notwithstanding any provision in this Agreement to the contrary, if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance thereunder and determined in accordance with any method selected by Company that is permitted under the regulations issued under Section 409A of the Code), and the payment of any amount or benefit under this Agreement to or on behalf of Executive would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six (6) months after Executive’s separation from service (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable administrative guidance issued thereunder. To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide

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prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements and benefits pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year. To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.

4.7Other Benefits.  This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s Base Salary, initial stock option grant, benefits, and certain perquisites of employment.  Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his direct and indirect ownership rights in Company, and other benefits under the plans and programs maintained by Company, shall be governed by the separate agreements, plans and the other documents and instruments governing such matters.

ARTICLE 5

PROTECTION OF CONFIDENTIAL INFORMATION

5.1PIIA. Executive acknowledges and agrees that all compensation paid to Executive by the Company pursuant to this Agreement is conditioned upon Executive signing a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A, which is incorporated herein by this reference. Executive hereby covenants to abide by the terms and conditions of the PIIA, including, but not limited to, the assignment of inventions and confidentiality provisions of the PIIA.

5.2Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 6

NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS

6.1Non-Competition and Non-Solicitation Obligations.  As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; Company and Executive agree to the following provisions:

(i)Executive hereby agrees that during the term of his direct or indirect employment or consulting relationship with the Company (as the case may be), and for a period of twelve (12) months following the termination of his employment or consulting relationship with the Company (as the case may be) for any reason, Executive shall not directly or indirectly solicit, induce, recruit, hire or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity. For a period of twelve (12) months following termination of Executive’s employment or consulting relationship with the Company (as the case may be) for any reason,

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Executive hereby covenants not to solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to him with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of his relationship with the Company. In the event that Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns for Good Reason, then the twelve (12) month periods referenced above in this section shall each be reduced to six (6) months.

(ii)Executive hereby agrees that during the term of his direct or indirect employment or consulting relationship with the Company (as the case may be) and for twelve (12) months following the termination of his employment or consulting relationship with the Company (as the case may be) for any reason, he will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during his employment or consultancy with the Company (as the case may be) and (b) on which he worked or about which he learned Proprietary Information (as defined in the PIIA) during his employment or consultancy with the Company (as the case may be). In the event that Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns for Good Reason, then the twelve (12) month period referenced above in this section shall be reduced to six (6) months.

6.2Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

6.3Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7

NONDISPARAGEMENT

Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, employees, agents, representatives, stockholders or affiliates, either orally or in writing, at any time and the Company and its Affiliates shall not and shall instruct members of the Board and executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided, that, either party may confer in confidence with its legal representatives and make truthful statements as required by law or as required by any applicable rules of professional conduct.

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ARTICLE 8

MISCELLANEOUS

8.1Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Alpine Immune Sciences, Inc.
Stewart St., Ste. 1503
Seattle, WA 98101

With copy to:	Van Katzman
Ascent Law Partners, LLP
719 Second Ave, Ste. 1150
Seattle, WA 98104

To Executive:	Dr. Stanford Peng, MD
33rd Ave. NE
Seattle, WA 98115

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by the laws of the State of Washington.

8.3No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

8.6Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

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8.8Affiliate.  As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

8.9Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding and inure to the benefit of Executive and his heirs. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.10Term. This Agreement has a term co-extensive with the term of employment provided in Article 2. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of paragraphs 2.5, 4.4 to 4.7 and Articles 5, 6, 7 and 8 shall survive any termination of this Agreement.

8.11Entire Agreement. This Agreement, the PIIA, the 2015 Stock Plan, and the Stock Option Agreement will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

8.12Liability Insurance. Company may maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and may provide Executive with coverage under such policy consistent with those provided to other Company directors and officers.

8.13Arbitration.

(i)Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement, the termination of this Agreement, or any other aspect of the Executive’s employment relationship with Company. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. Arbitration will take place in Seattle, Washington, unless the parties mutually agree to a different location. Company and Executive agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. The costs of the proceedings shall be borne equally by the parties unless the arbitrator orders otherwise.

(ii)Notwithstanding the provisions of paragraph 8.13(i), Company may, if it so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Executive’s obligations under Articles 5 (including the PIIA), 6 or 7 hereof, pending a decision by the arbitrator in accordance with paragraph 8.13(i).

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:		COMPANY:
DR. STANFORD PENG, MD, an individual		ALPINE IMMUNE SCIENCES, INC., a Delaware corporation

By:	/s/ Dr. Stanford Peng, MD	By:	/s/ David D. Miller
Name:	Dr. Stanford Peng, MD	Name:	David D. Miller
		Its:	Director of Operations

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EXHIBIT A

PIIA

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